Exhibit 99.1

AAON REPORTS EARNINGS, RECORD SALES & BACKLOG
FOR THE SECOND QUARTER OF 2022

TULSA, OK, August 8, 2022 - AAON, INC. (NASDAQ-AAON), a provider of premier, configurable HVAC solutions that bring long-term value to customers and owners, today announced its results for the second quarter of 2022.

Net sales for the second quarter of 2022 increased 45.1% to $208.8 million from $143.9 million in the second quarter of 2021. The additional sales from BasX of $24.6 million is the largest contributing factor to our year over year growth. Revenue synergies from this acquisition have materialized faster than expected. Subsequent to quarter end, we have already received an order for $16.2 million of BasX equipment that we plan to build in our Longview, TX facility in order to free up capacity at our Redmond, OR facility for the overwhelming demand BasX is experiencing. The legacy business also had strong organic volume growth of 10.3% during the quarter.

Gross profit margin for the quarter decreased due to increased material, component, labor and freight costs. Similar to the first quarter of 2022, the second quarter was impacted by lower priced orders in our backlog. However, gross profit margin improved materially throughout the second quarter, a trend we expect will continue through the second half of the year as higher priced orders in our backlog hit the production floor.

Earnings per diluted share for the second quarter of 2022 declined 21.1% to $0.30 from $0.38 in the second quarter of 2021. The decline in earnings was primarily due to the contraction in gross profit. As a percent of sales, SG&A expenses, excluding BasX, were down 20 basis points from a year ago.

Financial Highlights:	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2022	2021	Change	2022	2021	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
GAAP Measures
Net sales	$208,814	$143,876	45.1%	$391,585	$259,664	50.8%
Gross profit	47,376	42,107	12.5%	$93,440	$75,264	24.1%
Gross profit margin	22.7%	29.3%		23.9%	29.0%
Operating income	$20,453	$25,212	(18.9)%	$43,463	$43,673	(0.5)%
Operating margin	9.8%	17.5%		11.1%	16.8%
Net income	15,946	20,615	(22.6)%	$34,005	$36,991	(8.1)%
Earnings per diluted share	$0.30	$0.38	(21.1)%	$0.63	$0.69	(8.7)%
Diluted average shares	53,661,876	53,603,932	0.1%	53,944,616	53,736,134	0.4%

Non-GAAP Measures
EBITDA[1]	$29,897	$32,777	(8.8)%	$60,004	$58,653	2.3%
EBITDA margin[1]	14.3%	22.8%		15.3%	22.6%
[1]These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" below for reconciliation to GAAP measures.

Backlog

June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
(in thousands)
$464,025	$461,400	$260,164	$138,131

The Company finished the second quarter of 2022 with a record backlog of $464.0 million, up 235.9% from $138.1 million a year ago, and up 78.4% from $260.2 million at the end of the fourth quarter of 2021. Excluding BasX's backlog, organic backlog was up 163.6% from the prior year quarter.

Gary Fields, President and CEO, stated, “Despite lower second quarter margin and earnings, we are very optimistic on the outlook for the second half of the year. Moreover, the outlook for the next several years has continued to improve since earlier in the year. I am very pleased to report our backlog remains robust. Our total backlog is up 235.9% and organically up 163.6% from prior year, which positions us well as we enter the second half of the year. Most important though, the margin profile of the backlog is improving substantially. The majority of the Company's backlog at the end of June 2022 will ship within the next twelve months. At June 30, 2022, our backlog of $464.0 million mostly relates to our legacy business, which includes both the 8% price increase from January 2022 and 7% price increase from March 2022. Beginning in June, we implemented a 1% per month price increase, which we expect to begin realizing in the fourth quarter of this year. Given this, the pricing of orders within the backlog relative to our cost of inventory and trending prices of raw materials has significantly improved from just three to six months ago. As such, we are positioned to hit our target margins in the second half of the year.”

Mr. Fields continued, “We continue to successfully add incremental headcount, which is helping drive record production rates. Total headcount for the legacy business at the end of the second quarter was up approximately 20% from a year ago. Supply chain constraints remain a week-to-week issue, resulting in inefficiencies and larger than normal inventory. However, the combination of our unique configurable manufacturing operations and flexible engineering team allows us to cope better than most of our competitors. This, along with the incremental headcount additions, is helping us maintain competitive lead times, which is allowing us to continue to take market share.”

Mr. Fields continued, “The BasX acquisition, which we closed on in December, has progressed very well. While supply chain issues and inflation have caused similar issues that our legacy business is realizing, I am pleased with how BasX has been so flexible to adapt to challenges. I cannot say enough about how the revenue synergies related to the acquisition are being realized and am pleased with the integration progress. At the end of the second quarter, the backlog at BasX was nearly triple from what it was at the end of 2021. Along with the orders for a new data center project received subsequent to the end of the second quarter, the pipeline of construction projects for BasX's data center and clean room end-markets is robust. Overall, we are excited about the growth opportunities that BasX is bringing to AAON."

Mr. Fields concluded, “While the market dynamics over the past year proved to be a challenge, they forced us to make certain changes to our organization, helping us emerge as a much stronger company. Near-term, our robust backlog with an improving margin profile and increased production headcount positions us for improved financial results in the second half of the year. Long-term, we remain very optimistic with the Company’s outlook. The innovations of our premier product offering combined with our advanced manufacturing process and strong independent sales channel positions us to fully take advantage of the secular market trends related to decarbonization and indoor air quality. Leveraging BasX as well as many other initiatives and changes we are making to the AAON organization adds to the opportunities. Overall, we continue to believe the fundamentals of the Company have never been better.”

As of June 30, 2022, the Company had cash and cash equivalents of $17.6 million and total debt of $106.2 million. Rebecca Thompson, CFO, commented, “Within the quarter, we had net borrowings of $41.2 million from our line of credit to finance the purchase of the BasX building and meet our working capital needs. We are investing in working capital to facilitate the robust growth we are experiencing, while overcoming supply chain issues.”

Ms. Thompson continued, “Our balance sheet remains strong. At the end of the second quarter, our leverage ratio increased to 1.06, from 0.63 at the end of the first quarter. We continue to anticipate cash flow will improve significantly in the second half of the year, allowing us to start reducing net debt by year-end. Overall, we are very comfortable with our financial position and liquidity, and we will continue to invest in our long-term growth plans.”

Conference Call
The Company will host a conference call and webcast today at 5:15 P.M. ET to discuss the second quarter 2022 results and outlook. The conference call will be accessible via a dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The accessible dial-in is 1-833-630-1956 for domestic callers or 1-412-317-1837 for international callers. To access the listen-only webcast, please register at https://edge.media-server.com/mmc/p/vppmz7k5.

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. AAON's culture of 360° innovation empowers its team to deliver solutions that lead to a cleaner and more sustainable future. For more information, please visit www.AAON.com.

Forward-Looking Statements
Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except share and per share data)
Net sales	$208,814	$143,876	$391,585	$259,664
Cost of sales	161,438	101,769	298,145	184,400
Gross profit	47,376	42,107	93,440	75,264
Selling, general and administrative expenses	26,933	16,895	49,989	31,591
Gain on disposal of assets	(10)	—	(12)	—
Income from operations	20,453	25,212	43,463	43,673
Interest expense, net	(550)	(4)	(740)	(1)
Other income, net	220	39	241	56
Income before taxes	20,123	25,247	42,964	43,728
Income tax provision	4,177	4,632	8,959	6,737
Net income	$15,946	$20,615	$34,005	$36,991
Earnings per share:
Basic	$0.30	$0.39	$0.64	$0.71
Diluted	$0.30	$0.38	$0.63	$0.69
Cash dividends declared per common share:	$0.19	$0.19	$0.19	$0.19
Weighted average shares outstanding:
Basic	53,095,286	52,432,822	52,992,439	52,389,989
Diluted	53,661,876	53,603,932	53,944,616	53,736,134

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2022	December 31, 2021
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$17,647	$2,859
Restricted cash	563	628
Accounts receivable, net of allowance for credit losses of $563 and $549, respectively	124,335	70,780
Income tax receivable	7,618	5,723
Inventories, net	164,001	130,270
Contract assets	8,569	5,749
Prepaid expenses and other	4,679	2,071
Total current assets	327,412	218,080
Property, plant and equipment:
Land	7,916	5,016
Buildings	162,962	135,861
Machinery and equipment	332,178	318,259
Furniture and fixtures	24,571	23,072
Total property, plant and equipment	527,627	482,208
Less: Accumulated depreciation	235,163	224,146
Property, plant and equipment, net	292,464	258,062
Intangible assets, net	66,409	70,121
Goodwill	81,892	85,727
Right of use assets	5,886	16,974
Other long-term assets	2,649	1,216
Total assets	$776,712	$650,180

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$36,189	$29,020
Dividends payable	10,096	—
Accrued liabilities	60,125	50,206
Contract liabilities	29,759	7,542
Total current liabilities	136,169	86,768
Revolving credit facility, long-term	106,249	40,000
Deferred tax liabilities	31,866	31,993
Other long-term liabilities	5,495	18,843
New market tax credit obligation	6,427	6,406
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 53,127,055 and 52,527,985 issued and outstanding at June 30, 2022 and December 31, 2021, respectively	213	210
Additional paid-in capital	82,078	81,654
Retained earnings	408,215	384,306
Total stockholders' equity	490,506	466,170
Total liabilities and stockholders' equity	$776,712	$650,180

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2022	2021
Operating Activities	(in thousands)
Net income	$34,005	$36,991
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	16,300	14,924
Amortization of debt issuance cost	21	20
Amortization of right of use assets	143	—
Provision for credit losses on accounts receivable, net of adjustments	181	12
Provision for excess and obsolete inventories	148	292
Share-based compensation	6,908	5,793
Gain on disposition of assets	(12)	—
Foreign currency transaction (gain) loss	9	(11)
Interest income on note receivable	(11)	(19)
Deferred income taxes	(127)	2,747
Changes in assets and liabilities:
Accounts receivable	(53,736)	(5,936)
Income tax receivable	(1,895)	1,248
Inventories	(33,879)	(5,472)
Contract assets	(2,820)	—
Prepaid expenses and other long-term assets	(3,066)	799
Accounts payable	6,490	10,650
Contract liabilities	22,217	—
Deferred revenue	421	574
Accrued liabilities and other long-term liabilities	7,123	300
Net cash (used in) provided by operating activities	(1,580)	62,912
Investing Activities
Capital expenditures	(27,227)	(33,157)
Cash paid for building	(22,000)	—
Cash paid in business combination, net of cash acquired	(249)	—
Proceeds from sale of property, plant and equipment	12	2
Principal payments from note receivable	27	29
Net cash used in investing activities	(49,437)	(33,126)
Financing Activities
Borrowings under revolving credit facility	94,900	—
Payments under revolving credit facility	(28,651)	—
Principal payments on financing lease	(28)	—
Stock options exercised	6,385	11,848
Repurchase of stock	(5,912)	(10,271)
Employee taxes paid by withholding shares	(954)	(1,532)
Net cash provided by financing activities	65,740	45
Net increase in cash, cash equivalents and restricted cash	14,723	29,831
Cash, cash equivalents and restricted cash, beginning of period	3,487	82,288
Cash, cash equivalents and restricted cash, end of period	$18,210	$112,119

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since EBITDA and EBITDA margin are non-GAAP measures and are susceptible to varying calculations, EBITDA and EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net income, a GAAP measure	$15,946	$20,615	$34,005	$36,991
Depreciation and amortization	9,224	7,526	16,300	14,924
Interest expense, net	550	4	740	1
Income tax expense	4,177	4,632	8,959	6,737
EBITDA, a non-GAAP measure	$29,897	$32,777	$60,004	$58,653
EBITDA margin	14.3%	22.8%	15.3%	22.6%